LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of this ___ day of February, 2007 (“Effective Date”) between Infotonics Technology Center, Inc., a New York not-for-profit corporation (the “Infotonics”), and SensiVida Medical Systems, a Delaware corporation (“SensiVida”).

WHEREAS, Infotonics and SensiVida wish to enter into an exclusive license agreement to facilitate the development and commercialization of a technology commonly known as ______________________ so that such technology may be utilized to the fullest extent for the benefit of SensiVida, Infotonics and the public.

NOW, THEREFORE, in consideration of the terms and considerations hereinafter set forth, the parties agree as follows:

1.           DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

1.1.        “Change of Control Event” shall mean (i) SensiVida’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, (ii) a sale of substantially all of SensiVida’s assets, or (iii) an event after which the shareholders of SensiVida other than Infotonics, its successors and assigns, and the Management Stockholders own fifty percent (50%) or more of the issued and outstanding voting stock of SensiVida.

1.2.        “Commercialization Phase” shall mean the period beginning on the day immediately after the expiration date of the Due Diligence Phase and ending on the expiration of the Term or earlier termination of this Agreement.

1.3.        “Due Diligence Phase” shall mean the period beginning on the Effective Date and ending on the date that is eighteen (18) months thereafter.

1.4.        “Field” means minimally invasive devices, products and methods for diagnostic and therapeutic medical applications for humans and animals.

1.5         “Improvement” means all modifications, variations and revisions to the Technology licensed under this Agreement, whether or not patentable, conceived or developed, individually or jointly, and which (a) are covered by at least one claim set forth in any Patent, or (b) which (i) improves the performance of a Licensed Product or (ii) reduces production, manufacturing or associated costs of the a Licensed Product.

1.6.        “Know-How” means confidential or proprietary information and materials (a) owned by Infotonics or in which Infotonics has a legal interest and which Infotonics is free to disclose to SensiVida, and (b) which were developed on or before the Effective Date of this Agreement (or with respect to Improvements which were conceived or developed during the Due Diligence Phase), and (c) are related to and useful with the Patent Rights, and (d) or are related to and useful with any Improvements conceived or developed during the Due Diligence Phase.

1.7.        “Licensed Product” means any product or service utilizing the Technology that in the absence of the grant of rights in this Agreement would infringe at least one claim of the Patents or which incorporates or uses, in whole or in part, the Know-How.

1.8.        “Licensed Territory” means the entire world.

1.9         “Management Stockholders” means Kamal Sarbadhikari and such other individuals who, after the date of the Agreement, are issued Common Stock (or rights thereto) as an incentive for such persons to become executive officers of, or become part of the management team.

1.10.      “Net Sales” means the invoice price for a Licensed Product (other than Sublicensing Revenues) f.o.b. SensiVida factory, less tariffs, duties, sales and/or use taxes actually paid, discounts allowed in amounts customary in the trade, transportation and freight prepayments or allowances and amounts credited for returns, but before deduction of any other items, including, but not limited to, employee or agents’ commissions. Where Licensed Products are not sold, but are otherwise disposed of, the Net Sales price of such Licensed Products for the purposes of computing royalties shall be the gross selling price at which products of similar kind and quality are currently being offered for sale by SensiVida. Where such products are not currently being offered for sale by SensiVida, the Net Sales price of Licensed Products otherwise disposed of, for the purpose of computing royalties, shall be the average gross selling price at which products of similar kind and quality are then currently being offered for sale by other manufacturers. Where such products are not currently sold or offered for sale by SensiVida or others, then the Net Sales price, for the purposes of computing royalties, shall be SensiVida’s cost of manufacture, determined by SensiVida’s customary accounting procedures, plus one hundred percent (100%). In order to assure payment to Infotonics of the full royalty payments contemplated in this Agreement, SensiVida agrees that in the event any Licensed Products shall be sold for purposes of resale to a person, corporation, firm, entity or association which controls, is controlled by or is under common control with SensiVida, by stock ownership or otherwise, the royalties to be paid in respect to such Licensed Products shall be computed upon the gross selling price at which the purchaser for resale sells such Licensed Products rather than upon the Net Sale price of SensiVida.

1.11.      “Patent Costs” means all reasonable out-of-pocket expenses (including attorneys’ fees) for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights. For the avoidance of doubt, Patent Costs shall not include any costs of any nature arising out of or relating to the prosecution or defense involving a claims of infringement of any Patent. The costs associated with any infringement of any Patent shall be allocated in accordance with Section 8.

1.12.     “Patent Rights” or “Patents” means Infotonics’ rights under applicable patent law to any subject matter claimed in or covered by any patents or patent applications claiming the inventions disclosed in the provisional applications listed on Exhibit A attached hereto.

1.13.      “Running Royalties” means two percent (2%) of Net Sales of Licensed Products.

1.14.     “Sublicense” means any third party sublicense of the rights granted to SensiVida hereunder which involves nothing more than a straight pass through to the sublicensee of all or a portion of the rights granted to SensiVida hereunder. Any such third party is a “Sublicensee”.

1.15.     “Sublicensing Revenues” means all (a) cash, (b) sublicensing fees (including royalties, up-front fees and milestone payments), and (c) all other payments actually received by SensiVida from Sublicenses, and (d) the fair market value of any non-cash consideration payable to SensiVida from the Sublicense of its rights hereunder, other than research and development money paid to SensiVida and used directly in the conduct of research directly related to the exploitation of the Patent Rights.

1.16.     “Technology” means (a) the Patents and Patent Rights and (b) the Know-How. “Technology” shall also include all improvements to which SensiVida shall have rights pursuant to this License Agreement.

1.17.     The words “including” and/or “include” mean, as applicable, including (or include) but not limited to.

2.           GRANT OF RIGHTS, RETAINED RIGHTS AND PROVIDED SERVICES.

2.1.        Exclusive License. According to the terms of this Agreement, Infotonics grants to SensiVida an exclusive license to utilize the Technology to make, have made, use, sell, offer for sale and import Licensed Products in the Licensed Territory and in the Field. Notwithstanding the foregoing, Infotonics reserves for itself those rights set forth in Section 2.3.

2.2.        Non-Exclusive License. According to the terms of this Agreement, Infotonics grants to SensiVida a non-exclusive license to utilize Technology to make, have made, use, sell, offer for sale and import Licensed Products in the Licensed Territory outside of the Field. Notwithstanding the foregoing, Infotonics reserves for itself those rights set forth in Section 2.3.

2.3.        Retained Rights.

(a)          Infotonics retains the right to use the Technology for the specific purposes of (i) making, using and selling products utilizing the Technology for or on behalf of SensiVida, (ii) Infotonics’ internal research and development activities, and (iii) fulfilling its corporate purposes set forth in its Certificate of Incorporation in effect of the date of this Agreement. [NEED COPY FOR REVIEW].

(b)          If at any time during the Term of this Agreement SensiVida is not utilizing the Technology outside of the Field and Infotonics has received a bona fide written offer from a third-party (the “Third-Party Licensee”) to license the Technology outside of the Field on an exclusive basis, Infotonics shall have the right on thirty (30) day’s written notice to terminate SensiVida’s non-exclusive license to use the Technology outside of the Field granted in Section 2.2 hereof. If SensiVida is utilizing the Technology outside of the Field but in a field that is discrete, definable and different from the field in which the Third-Party Licensee seeks an exclusive license (the “Then Used Non-Exclusive Spin-Out Space”) then, in accordance with the foregoing, Infotonics may terminate SensiVida’s non-exclusive rights to use the Technology outside the Field excepting only the Then Used Non-Exclusive Spin-Out Space and license it to a third party. If SensiVida’s non-exclusive license to use the Technology outside of the Field has been terminated in accordance with the provisions of this Section 2.3(b), Infotonics shall have the obligation to re-instate such non-exclusive license at such time there is no exclusive license in force and effect with a Third Party License for any reason whatsoever including if Infotonics does not actually enter into a license with any such Third-Party Licensee; provided, however, that Infotonics shall retain all its rights set forth in this Section 2.3(b) to enter into an exclusive license with a Third Party License to use the Technology outside of the field upon the reinstatement of SensiVida’s non-exclusive license.

2.4.        Grant Back and Additional Rights.

(a)          In consideration of Infotonics entering into this Agreement, SensiVida hereby agrees and acknowledges that all Improvements created by either Infotonics or SensiVida during the Due Diligence Phase shall, from the time of conception or development, be the property of Infotonics. SensiVida shall promptly notify Infotonics of each such Improvement created by SensiVida and, at Infotonics’ request, shall sign, and shall cause its employees and/or agents to sign, such applications, assignments and other instruments, and shall otherwise provide such cooperation, as Infotonics may reasonably request in order to achieve such industrial or intellectual property status that Infotonics shall deem appropriate and to perfect the assignment of the rights so granted by SensiVida to Infotonics. For purposes of this Agreement all Improvements created by Infotonics or SensiVida during the Due Diligence Phase shall be deemed to be related to a Patent and the parties rights and obligations with respect to such Improvements shall be the same as with respect to Patents. Upon the request of Infotonics, SensiVida, at no charge, shall create and deliver to Infotonics such information and data in writing or other fixed tangible medium such that a person reasonably skilled in the art can perceive, understand and use the Improvement.

(b)          SensiVida hereby agrees and acknowledges that all Improvements created by Infotonics during the Commercialization Phase shall, from the time of conception or development, be the property of Infotonics. Infotonics shall promptly notify SensiVida of each such Improvement created by Infotonics. If an Improvement created by Infotonics during the Commercialization Phase resulted from a project funded in whole or in part by SensiVida, Infotonics shall grant SensiVida an exclusive license to use such Improvement in the Licensed Territory and in the Field. For purposes of this Agreement, each such Improvement created by Infotonics during the Commercialization Phase that resulted from a project funded in whole or in part by SensiVida and is licensed by Infotonics to SensiVida in accordance with the terms of this subsection 2.4(b), shall be deemed to be related to a Patent and the parties rights and obligations with respect to such Improvements shall be the same as with respect to the Patents. If an Improvement created by Infotonics during the Commercialization Phase does not result from a project funded in whole or in part by SensiVida, Infotonics shall not have any obligation to grant SensiVida a license to use such Improvement and SensiVida shall have no rights to such Improvement whatsoever except as set forth subsection 2.4(c) below or in a separate writing signed by both parties.

(c)          If Infotonics receives a bona fide written offer from a third party to enter into an exclusive license for any Improvement created by Infotonics during the Commercialization Phase that did not result from a project funded in whole or in part by SensiVida, Infotonics shall first deliver to SensiVida a written notice (a “Offer Notice”), which shall (i) state Infotonics intention to enter into an exclusive license with such third party, the Improvement that is the subject of the exclusive license (the “Subject Improvement”), the license fee therefore and a summary of the other material terms of the proposed transaction and (ii) offer to SensiVida the option to purchase the exclusive license to the Subject Improvement upon the terms and subject to the conditions set forth in the Offer Notice (the “Subject Improvement Offer”). The Subject Improvement Offer shall remain open and irrevocable for a period of 30 days and, to the extent the Subject Improvement Offer is accepted during such period, until the consummation of the sale contemplated thereby. SensiVida shall have the right and option, for said 30 day period after delivery of the Offer Notice (the “Acceptance Period”), to agree to purchase the exclusive license to the Subject Improvement on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to Infotonics within the Acceptance Period. If SensiVida fails to accept the Subject Improvement Offer within the Acceptance Period, or shall reject the Subject Improvement Offer in writing, then, upon the earlier of the expiration of the Acceptance Period, or the giving of such written notice of rejection, Infotonics may enter into an exclusive license for the Subject Improvement with such third party.

(d)          Infotonics hereby agrees and acknowledges that all Improvements created by SensiVida during the Commercialization Phase shall, from the time of conception or development, be the property of SensiVida. SensiVida shall promptly notify Infotonics of each such Improvement created by SensiVida. Notwithstanding the foregoing, SensiVida acknowledges and agrees that Infotonics shall have the right to use all such Improvements created by SensiVida during the Commercialization Phase for the specific purposes of (i) making, using and selling products utilizing such Improvements for or on behalf of SensiVida, (ii) Infotonics’ internal research and development activities, and (iii) fulfilling its corporate purposes set forth in its Certificate of Incorporation.

2.5         Right of First Refusal. During the term of this Agreement, SensiVida agrees to make all reasonable efforts to utilize Infotonics for technology, development, scale-up and for future manufacturing of Hyperspectral Imaging Products. Accordingly, SensiVida wilI engage Infotonics to produce products or services embodying the Technology at Infotonics fabrication facility at commercially reasonable rates and hereby grants to Infotonics a right of first refusal (based on price, quantity, quality, delivery dates, and related specification or production terms) to produce any such service or product.

3.            TERM. The term of this Agreement (the “Term”) and the license set forth herein shall commence on the Effective Date and expire on the later of (a) fifteen (15) years from the sale of the first Licensed Product, or (b) the expiration of the last to expire Patent Right. In the event Infotonics shall become insolvent during the Term, all Technology shall become the property of SensiVida.

4.           COMPENSATION.

4.1.        License Issue Fee. SensiVida shall issue Infotonics 6,000 shares of SensiVida’s common stock representing six percent (6%) of all of the issued and outstanding common stock of SensiVida as of the date of issuance in accordance with a certain Subscription Agreement between Infotonics and SensiVida dated simultaneously herewith. In the event any of the Patent Rights or Patents set forth on Exhibit A are not issued to Infotonics, the parties shall use commercially reasonable efforts to amend this License Agreement to reflect the change in circumstances. If the parties cannot agree, SensiVida shall have the right to terminate this License Agreement on written notice to Infotonics, upon which event Infotonics shall return the 6,000 shares of SensiVida’s common stock.

4.2         Incubation Services Fee SensiVida. SensiVida shall issue an additional 19,000 shares, representing nineteen percent (19%) of the issued and outstanding common stock as of the date of issuance in consideration for certain incubation assistance and services provided to SensiVida during the Due Diligence Phase only as more fully set forth on Exhibit B attached hereto. In the event any of the Incubation Services (as defined in Exhibit B) are not provided to SensiVida during the Due Diligence Phase of this Agreement, Infotonics shall return the number of shares allocated to such service as set forth in Exhibit B to SensiVida upon written demand.

4.3.        Royalties on Net Sales. SensiVida shall pay the Running Royalties to Infotonics in accordance with section 4.5.

4.4.        Sublicensing Royalties. SensiVida shall pay Infotonics fifty percent (50%) of all Sublicensing Revenues in accordance with section 4.5.

4.5.        Minimum Royalties. SensiVida shall pay to Infotonics royalties as stated in Sections 4.2 and 4.3, but in no event shall total royalties under Sections 4.2 and 4.3 for a specific calendar year during the Term be less than the following minimum royalties during each of the calendar years indicated:

Calendar Year	Minimum Royalty
1 - 3	$10,000
4-6	$20,000

The obligation to pay the foregoing minimum royalties shall commence on the date that is the later of (i) the expiration of the Due Diligence Phase, or (ii) six (6) months after all of the following four (4) patents are issued by the United States Patent and Trademark Office: (i) Application No. 60/803,289 filed May 26, 2006, titled Compact Minimally Invasive Biomedical Monitor (JFM Reference No. 92329.052206 US), (ii) Application No. PCT/US2006/13443 filed April 11, 2006, titled Blood Monitoring System and Methods Thereof (JFM Reference No. 92329.147105PCT), (iii) Application No. PCT/US2006/26774 filed July 11, 2006 titled Minimally Invasive Allergy Testing Systems and Methods Thereof (JFM Reference No. 92329.147805PCTl), and (iv) Application titled Allergy Testing Cartridge with Coated Allergens (JFM Reference No. 92329.010107PCT). Should the obligation to pay minimum royalties commence during any day of a calendar year other than January I, the minimum royalty due for that calendar year only shall be computed in accordance with the following equation:

minimum royalties = x(y/z).

Where “x” is the number of calendar days remaining in the calendar year beginning on the date the obligation to pay minimum royalties commences, “y” is $10,000, and “z” is 365.

Infotonics may, on thirty (30) days written notice to SensiVida, terminate this Agreement at any time during the year subsequent to a year where SensiVida has failed to pay the minimum royalty in accordance with this Article 4.

4.6.        Payment Terms.

(a)           Not later than the last day of each January, April, July, and November, SensiVida shall furnish to Infotonics a written statement in such detail as Infotonics may reasonably require of all amounts due pursuant to Sections 4.2 and 4.3 for the quarterly periods ended the last days of the preceding December, March, June and October, respectively, and shall pay to Infotonics in immediately available U.S. funds all amounts due to Infotonics. In the event that the amounts due at the end of any calendar year do not equal the minimum royalties specified in Section 4.4 for said calendar year, SensiVida shall pay to Infotonics on the last day of the following January, the amount required to satisfy the minimum royalty obligation for the preceding calendar year. Such amounts are due at the dates the statements are due. If no amount is accrued during any semiannual period, a written statement to that effect shall be furnished.

(b)          Within thirty (30) days after any termination or expiration of this Agreement, SensiVida shall render to Infotonics a report as contemplated by Section 4.5(a) within thirty (30) days after any termination or expiration of this Agreement, such report to cover the period from the latest date covered by the last preceding report to the date of such termination, and shall pay to Infotonics in immediately available U.S. funds all amounts due to Infotonics for such period.

(c)          Payments provided for in this Agreement, when overdue, shall bear interest until paid in full at a rate per annum equal to one-half percent (0.5%) less than the “Prime Rate” published by “The Wall Street Journal” on the date such payment is due. SensiVida shall pay all reasonable legal and collection fees incurred by Infotonics in collecting any amount required to be paid to Infotonics by SensiVida hereunder.

(d)          Sublicensing Revenues and Running Royalties earned on sales occurring in any country outside the United States and amounts due in connection with Sublicensing Revenues payable by a non-U.S. entity may be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of such amounts. SensiVida is responsible for all bank transfer charges. If Licensed Products are sold for monies other than United States dollars, SensiVida shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in The Wall Street Journal, East Coast Edition, on the last business day of the reporting period. If no exchange rate for a currency in a country has been quoted in The Wall Street Journal during the twelve (12) month period preceding the date on which such amount becomes due to Infotonics under this Agreement, such amount payable for the country per unit of Licensed Product shall be the average amount most recently paid for each unit of Licensed Product in the country with the largest sales volume of the applicable Licensed Product for which a currency conversion to United States Dollars is published in The Wall Street Journal.

(e)           Notwithstanding the provisions of subsection 4.5(a), if requested by SensiVida in writing, Infotonics may, but shall have no obligation to, agree to the deferral of the Running Royalties and the minimum royalties for up to (i) three (3) years from the Effective Date, (ii) the closing date of a Change of Control Event, or (iii) the termination of this Agreement for any reason whatsoever, whichever may occur sooner. SensiVida will be responsible for paying all Running Royalties and the minimum royalties accrued after such date to Infotonics in the normal manner in accordance with subsection 4.5(a). All Running Royalties and minimum royalties deferred under this subsection 4.5(e) shall be subject to interest as set forth in subsection 4.5(c) from the time such amount would have been due until paid in full. All deferred Running Royalties and minimum royalties including all accrued interest shall be payable in full on the first quarterly payment date pursuant to subsection 4.5(a) after the expiration of the deferment period. Deferral of payment of the Running Royalties and minimum royalties under this subsection shall not defer or otherwise alter SensiVida’s obligation to reimburse Patent Costs and other amounts to Infotonics pursuant to Section 7 hereof.

4.7.        Books and Records. SensiVida shall keep complete, true and accurate books of account containing reasonable particulars that may be necessary for the purpose of showing the amounts payable to Infotonics hereunder and for the purpose of showing compliance with all other obligations under this Agreement (“SensiVida Records”). Such SensiVida Records shall be available at all reasonable times during the Term and for five (5) years following the end of the calendar year to which they pertain, to inspection by Infotonics or its agents, upon reasonable notice to SensiVida. Infotonics and its agents may make copies at their expense of SensiVida Records during the course of an inspection. In addition, SensiVida agrees to provide copies to Infotonics of SensiVida Records upon reasonable request of Infotonics. SensiVida may charge Infotonics for such copies, based on SensiVida’s cost in making such copies. Each party shall promptly pay or credit the other for any underpayment or overpayment discovered during an inspection. If any such audit shall result in the payment by SensiVida of additional royalties to Infotonics which exceed by five percent (5%) the amount previously paid for the applicable period audited, SensiVida shall pay the reasonable cost of the audit and inspection.

5.           COMMERCIALIZATION EFFORTS.

5.1.        Level of Effort. SensiVida will use its best efforts to develop, commercialize, market and sell Licensed Products, but not less than such effort as would be used by a prudent business to develop, commercialize, market and sell its products as expeditiously as possible. For the avoidance of doubt, best efforts will include but not be limited to (i) diligently seeking funding for operations though loans, equity investment and grants and similar sources, (ii) hiring and retaining a sufficient number of skilled personnel, and (iii) and devoting, its resources, in each case, to diligently develop, commercialize, market and sell Licensed Products; and shall also include achieving the milestone events set forth below.

	MILESTONE	COMPLETION DATE

1	Recruitment of Management Team	4 months after the aggregate infusion of cash into SensiVida from all sources amounts to $4,000,000.
2	Development of a suitable opto-electronic subsystem capable of accepting the Infotonics developed/manufactured micro-needle cartridge.	December 31, 2007
3	Launch and commercial sales of first Licensed Product	March 31, 2010

5.2.        Breach. Failure to use best efforts or failure to meet a Milestone set forth in Section 5.1 will not be a cause for Infotonics to declare a breach of the Agreement so long as SensiVida pays Minimum Royalties to Infotonics as described in Section 4.4. If SensiVida fails to use best efforts or a Milestone is not met by the appropriate date, then SensiVida has sixty (60) days to cure and meet such Milestone. If at the end of such sixty (60) days, SensiVida has still not met the required Milestone, Infotonics may terminate this Agreement upon subsequent written notice to SensiVida and SensiVida’s rights in the Technology shall end, or in Infotonics’ sole discretion, Infotonics may alternatively decide to convert any exclusive license granted to SensiVida in this Agreement to a non-exclusive license.

5.3.        Confidentiality.

(a)          In connection with this Agreement, each of Infotonics and SensiVida may receive or may learn of or have access to, certain confidential proprietary information (“Confidential Information”) owned by the other or their respective affiliates, business partners or clients. Confidential Information includes, but is not limited to, the Know-How (in the case of Infotonics), any information, know-how or data related to any Improvement and any data or information, oral or written, that relates to Infotonics or SensiVida, as the case may be, and their respective business activities, technology, developments, methods, trade secrets, or clients. Notwithstanding the foregoing, Confidential Information is deemed not to include information that is (i) publicly available without restriction or violation of Infotonics’ rights, or (ii) approved by Infotonics or SensiVida, as the case may be, for release or disclosure by the other in writing without restriction.

(b)          Each of Infotonics and SensiVida shall maintain the other’s Confidential Information in strict confidence and shall not disclose, publish or copy any part of the other’s Confidential Information other than for the purposes of performing their respective rights or duties under this Agreement. Each of Infotonics and SensiVida shall take all reasonable and necessary precautions (but in no case less that such precautions taken by a prudent business engaged in the same industry to protect its most valuable information and trade secrets) in protecting and handling the Confidential Information and limit disclosures to a strict need-to-know basis. Each of Infotonics and SensiVida agrees to require any party who obtains Confidential Information to comply with this Agreement and further agrees to be responsible for any breach of this Agreement by such party. Each of Infotonics and SensiVida may release and/or grant access to the other’s Confidential Information only to its employees and agents with a bona fide “need to know” who are instructed and agrees in writing not to disclose the Confidential Information, not to use the Confidential Information for any purpose, except as set forth herein, and who otherwise agree to the requirements set forth in this Section 5.3. Each of Infotonics and SensiVida shall have appropriate written agreements with any party receiving or who has access to the other’s Confidential Information sufficient to comply with the provisions of this Agreement, shall enforce such agreements at the request of the others, and shall be responsible for any breach thereof by such third party.

6.          SUBLICENSING.

6.1.        Right of Sublicense. The licenses granted in this Agreement includes the right of SensiVida to grant sublicenses to third parties of the rights given to SensiVida in Section 2.1 and subsection 2.4(b).

6.2.        Conditions. With respect to a sublicense(s) granted pursuant to this Section 6, SensiVida shall:

(a)           not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party without the express written consent of Infotonics, which consent will not be unreasonably withheld;

(b)          enter into a written sublicense agreement that, to the extent applicable, includes all of the rights of and obligations due to Infotonics contained in this Agreement and is approved by Infotonics, which approval will not be unreasonably withheld;

(c)          promptly provide Infotonics with a copy of each sublicense issued; and

(d)          use commercially reasonable efforts to collect all payments due, directly or indirectly, to Infotonics from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Infotonics from Sublicensees, and require that upon any valid termination of the Agreement by Infotonics, upon written notice from Infotonics payment and reporting obligations of such Sublicensee will be due directly to Infotonics.

6.3.        Assignment.

(a)          Upon valid termination of this Agreement by Infotonics, SensiVida’s rights under any sublicense agreement shall automatically be assigned to Infotonics. SensiVida shall take all such necessary and appropriate acts to effectuate such assignment.

(b)          To effectuate the foregoing, SensiVida shall cause the following clause to be included in all sublicense agreements.

SensiVida covenants that it shall use its best efforts to maintain its license agreement, pursuant to which this sublicense is granted, in full force and effect during the entire term of this Agreement. Should, however, for any reason, SensiVida’s license entitlements be terminated by its licensor, sublicensee recognizes that this Agreement and sublicensee’s entitlements shall thereupon be automatically transferred to that licensor by way of attornment and that, aside from SensiVida’s entitlements with respect to royalty or other of the sublicensee’s obligations that accrued prior to the termination of Licensor’s license, SensiVida shall fully cooperate and aid and assist in the transfer of sublicensee’s arrangements under this Agreement to SensiVida’s licensor.

7.           PATENT PROSECUTION AND PATENT COSTS.

7.1.        Patent Costs. Infotonics will pay for all Patent Costs relating to the Technology during the Due Diligence Phase. Infotonics will pay for all Patent Costs relating to Improvements developed by it during the Due Diligence and Commercialization Phase, except for maintenance costs during the Commercialization Phase for Improvements with respect to which SensiVida is granted additional rights pursuant to Section 2.4 of this License Agreement, in which event SensiVida shall be responsible for the Patent maintenance costs. SensiVida shall be responsible to pay all Patent Costs, including maintenance costs, for any Improvements created by SensiVida during the Commercialization Phase which pursuant to Section 2.4(d) or this License Agreement are the property of SensiVida. SensiVida shall reimburse Infotonics for Patent maintenance costs incurred by Infotonics relating to the Technology during the Commercialization Phase within sixty days of its receipt of a semiannual report of Patent and Improvement maintenance costs as required above, provided SensiVida shall have also received, if it so requests, copies of the applicable Patent and Improvement maintenance costs paid during the applicable period.

7.2         Patent Rights Management. Unless otherwise provided in this Agreement, Infotonics shall have the sole and exclusive right to control and manage all future preparation, filing, prosecution and maintenance of the Patent Rights.

8.           INFRINGEMENT.

8.1.        Notice of Infringement. SensiVida shall promptly inform Infotonics in writing of any alleged infringement by a third party of the Technology and provide all available evidence of infringement.

8.2.        Enforcement Action. Infotonics shall have the sole and exclusive right to enforce the Technology against any infringer and to defend the Technology from any third-party claims of infringement, invalidity or similar claim subject only to the following. If within thirty (30) days after Infotonics becomes aware of (i) infringement or possible infringement of the Technology, or (ii) infringement or possible infringement by the Licensed Products of a third-party’s rights, or (iii) any claim involving invalidity or similar claim with respect to the Technology, Infotonics has not taken appropriate good faith steps (sufficient in SensiVida’s reasonable discretion) to, as applicable, (w) cause the infringement to cease and remediate any financial loss SensiVida has or is reasonable likely to incur, (x) address the infringement by the Technology of a third-party’s rights, (y) diligently prosecute or defend an infringement, invalidity or similar action in good faith, or (z) if Infotonics notifies SensiVida of its intent not to bring action against the alleged infringer or defend any claim, then SensiVida may take whatever steps it deems appropriate (including commencing litigation) at its own expense to address such infringement. In any such case Infotonics may at any time participate in the action or proceeding at its own expense and SensiVida shall keep Infotonics apprised of the status of such action or proceeding and any developments in such action or proceeding promptly after such development occurs.

8.3.        Cooperation. In any suit or proceeding involving the enforcement or defense of the Technology, the other party hereto agrees, at the request and expense of the party initiating such suit, to reasonably cooperate and to make available relevant records, papers, information, samples, specimens, and personnel as requested.

8.4.        Settlement. No settlement or consent judgment or other voluntary final disposition of suit or proceeding involving the Technology may be entered into without the consent of Infotonics which consent will not be unreasonably withheld or delayed.

8.5.        Recovery.

(a)          The total cost of any infringement action commenced or defended solely by Infotonics shall be borne by Infotonics and Infotonics shall keep any and all recovery or damages derived there from.

(b)          The cost of any infringement action commenced by SensiVida pursuant to the exercise of its rights under Section 8.2, shall be borne by SensiVida. SensiVida may deduct any unreimbursed reasonable litigation expenses and legal fees from any recovery of damages or settlement received by SensiVida from any such suit, and the balance of such recovery shall be retained by SensiVida but shall be considered a “one-time revenue event” and SensiVida shall pay Infotonics a royalty of two percent (2%) of the amount thereof, except that if any damages are considered punitive or consequential damages and not damages for lost sales, Infotonics shall be entitled to fifty percent (50%) of such damages.

9.           INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY.

9.1         Indemnification. SensiVida shall defend, indemnify and hold Infotonics, its officers, directors, trustees, employees and agents (“Indemnitees”) harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees, whether incurred as the result of a third party claim or a claim to enforce this provision) of any kind or nature arising out of, or resulting from, any act or omission of SensiVida in connection with this Agreement and any third-party claim arising out of or related to SensiVida’s exercise or practice of the licenses granted under this Agreement (including the sale or other disposition of Licensed Products) or any sublicense.

9.2.        Insurance.

(a)          SensiVida shall obtain, at its sole expense, and carry in full force and effect during the entire Term of this Agreement, commercial general liability insurance and excess liability insurance, written by insurer(s) licensed to do business in New York State, which shall protect SensiVida and Infotonics with respect to events covered by Section 9.1 above. Such insurance shall include coverage for bodily injury, property damage, products liability, completed operations, premises operations, advertising injury, personal injury, and contractual liability in an amount not less than $1,000,000 per occurrence / $2,000,000 annual aggregate written on an occurrence basis. Infotonics shall be named as an additional insured on all policies purchased by SensiVida as described herein. SensiVida shall provide a certificate of insurance to Infotonics evidencing this coverage upon execution of this Agreement and annually thereafter, at policy renewal dates throughout the term of this Agreement.

(b)          The coverages and limits are to be considered minimum requirements under this Agreement and in no way limit the liability of SensiVida.

(c)          The insurance policies required to be obtained by SensiVida shall (i) provide that the insurance shall not be cancelled or materially changed in the scope or amount of coverage unless thirty (30) days’ prior written notice is given to Infotonics; (ii) be primary, and not contributing with, or in excess of, the coverage that Infotonics may carry, and (iii) include waivers of subrogation in favor of Infotonics. SensiVida hereby waives all rights against Infotonics for damages arising from any risk covered by the insurance described above, including all rights of subrogation.

9.3.        Limitation on Liability. INFOTONICS, AND ITS OFFICERS, DIRECTORS, TRUSTEES, MEMBERS, EMPLOYEES AND AGENTS SHALL NOT BE LIABLE TO SENSIVIDA, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUBLICENSEES, OR CUSTOMERS, FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT OR WARRANTY) AND FOR ANY USE OF THE TECHNOLOGY OR OTHER EXERCISE OF SENSIVIDA’S RIGHTS HEREUNDER. THIS LIMITATION APPLIES EVEN IF INFOTONICS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. INFOTONICS’ LIABILITY FOR ALL DAMAGES, ARISING OUT OF ALL CLAIMS IN THE AGGREGATE, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE ACTUAL AMOUNT OF ROYALTIES OR OTHER PAYMENTS MADE TO INFOTONICS UNDER THIS AGREEMENT AS OF THE DATE THAT IS SIX (6) MONTHS PRIOR TO THE DATE OF THE OCCURRENCE OF THE FIRST EVENT FROM WHICH SUCH LIABILITY ARISES.

10.          WARRANTY. Infotonics represents and warrants to SensiVida that (i) Infotonics has all necessary corporate power and authority to enter into this Agreement, and (ii) this Agreement constitutes the legal, valid and binding obligation of Infotonics enforceable against Infotonics in accordance with its terms.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, INFOTONICS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND NON-INFRINGEMENT.

11.          TERMINATION.

11.1.      Termination for Breach. If either party should violate or fail to perform any material covenant, condition, obligation or undertaking of the Agreement, then the other party may give written notice of such default. If SensiVida or Infotonics should fail to cure such default within thirty (30) days of notice of such default, then this Agreement may, at option of the other party, be terminated by a second written notice to SensiVida, or Infotonics, as the case may be.

11.2       Termination of Related Agreements. If either SensiVida or Infotonics should violate or fail to perform any material covenant, condition, obligation or undertaking required of it contained in any of those certain Investor Rights Agreement, Stockholders Agreement or Subscription Agreement, each entered into by and between SensiVida and Infotonics on even date herewith, and it shall have failed to cure any such default within any applicable cure period, then the other party may, at its option, terminate this Agreement by written notice to SensiVida or Infotonics, as the case may be.

11.3       Termination for Failure to Produce Prototype. In the event a working prototype is not developed on or before Deccmber 31, 2007, the parties will use their respective commercially reasonable best efforts to ascertain the reasons therefor and amend the aforesaid milestone date to a reasonable and realistic alternative date. If the parties cannot agree on the reasons the prototype was not developed, the corrective procedures necessary to develop a working prototype, or a reasonable and realistic alternative date, either party shall have the right to terminate this License Agreement, upon written notice to the other.

11.4       Automatic Termination. If SensiVida (a) has filed a bankruptcy action or has filed against it a bankruptcy action that is not dismissed within sixty (60) days, (b) becomes insolvent, (c) has a receiver appointed for it, or (d) makes an assignment for the benefit of its creditors, this Agreement shall immediately terminate without any further action by Infotonics.

11.5       Accrued Obligations. Termination of this Agreement shall not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Infotonics hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of Infotonics arising under this Agreement prior to the date of such termination.

11.6       Survival. The provisions Articles 1, 4, 6, 7, 9, 10, 12, 14 and 17 and Sections 2.3, 2.4, 5.3 and 11.4 shall survive termination of this Agreement.

12.         ASSIGNMENT. This Agreement and the licenses granted hereunder may not be assigned by SensiVida except in connection with the sale or other transfer of SensiVida’s business to which the licenses granted hereunder relate, so long as SensiVida gives Infotonics at least thirty (30) days’ prior written notice of any sale or transfer of SensiVida’s business to which the licenses granted hereunder relate, and provides Infotonics with documentation executed by the assignee that confirms the assignee’s agreement to be bound by the terms and provisions of this Agreement. Any assignment not in accordance with the foregoing is null and void.

13.         OBLIGATIONS TO GOVERNMENT AND OTHER SPONSORS. The Agreement may be subject to the rights of the United States Government, a state government or a public or private entity (a “Third-Party”), if any, resulting from any funding of the development of such Technology. SensiVida acknowledges that such rights, if applicable to Technology, may reserve to such Third-Party a license to practice or have practiced on its behalf any so-funded invention claimed within any associated patents or patent applications as well as other rights.

14.         NON-USE OF NAMES. SensiVida shall not use Infotonics’ name or adaptation thereof (including logos and symbols associated with Infotonics, or the names of the scientists, researchers or others employed at or with Infotonics in any advertising, promotional or sales literature without first obtaining Infotonics’ prior written consent, or in the case of the names of such researchers, scientists or employees the prior written consent of the individuals, except that SensiVida may state that it is a licensee of Infotonics.

15.         FOREIGN LAWS. When required by local or national law, SensiVida shall register this Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this Agreement are fully satisfied.

16.         EXPORT CONTROLS. SensiVida expressly acknowledges that the export of commodities or technical data from the United States, and/or the re-export from foreign countries of commodities or technical data or direct products of technical data of United States origin, may be conditioned upon the issuance of an export license by the government of the United States. SensiVida represents and warrants that it will not export or re-export any commodities or technical data or direct products of technical data in connection with this Agreement except in strict compliance with all applicable United States export control laws and regulations as in effect from time to time. Infotonics neither represents that an export license is or is not required nor that, if required, it will be issued.

17.         MISCELLANEOUS.

17.1.     Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to conflict of law principles, except that questions affecting the construction and effect of any Patent Right shall be determined by the law of the country in which the Patent Right was granted.

17.2.     Severability. The provisions of this Agreement are severable, and if any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or unenforceability of the remaining provisions hereof. The parties acknowledge that they have bargained this Agreement in good-faith to protect a legitimate business interest consistent with reasonable standards of fair dealing. Accordingly, the parties agree that should a court or similar body of competent jurisdiction determine that any part of this Agreement is invalid, partial enforcement of this Agreement or revisions of said part are appropriate.

17.3.      Notices. All notices, requests, consents and other communications to be provided under this Agreement must be in written and will be delivered in person or sent overnight delivery by a nationally recognized courier or by certified or registered mail, return receipt requested to the addresses provided below, and will be deemed to have been given when hand delivered, one (I) day after mailing when mailed by overnight courier or five (5) days after mailing by registered or certified mail:

If to SENSIVIDA, to:

If to INFOTONlCS, to:

17.4.     Waiver. No party may waive any rights, any obligation of any other party or any provision of this Agreement except by a written instrument signed by the waiving party. A party’s waiver of any failure or refusal of any other party to comply with this Agreement shall not be deemed a waiver of any other or subsequent failure or refusal to so comply. The failure or delay of any party to enforce any right or obligation or any provision of this Agreement in a particular instance shall not constitute a waiver of the same in that or any other instance.

17.5.     Construction. This Agreement is a negotiated document and the parties have actively participated in its negotiation. Each of the parties has received, or has had the opportunity to seek, legal or financial counsel and advice as such party has deemed appropriate. The terms of this Agreement reflect the informed business decisions of sophisticated parties, and therefore no part of this Agreement should be construed more harshly against one party over the other.

17.5.     Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. None of the terms or provisions of this Agreement may be altered, modified, or amended except by the execution of a written instrument signed by the parties.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SENSIVIDA MEDICAL SYSTEMS, INC.

By:	/s/ KAMAL SARBADHIKARI 2/27/07
Print Title:	CEO
Print Name:	KAMAL SARBADHIKARI

INFOTONICS TECHNOLOGY CENTER, INC.

By:	/s/ DAVID R. SMITH
Print Title:	CEO
Print Name:	DAVID R. SMITH

EXHIBIT A

PATENTS AND PATENT RIGHTS

U.S. and PCT Pending Applications
Tab	Filing Date	Application No.	Title	JFM Reference No.
1	26-May-2006	60/803,289	Compact Minimally-Invasive Biomedical Monitor	92329.052206US
2	11-April-2006	11/279,290	Blood Monitoring Systems and Methods Thereof	92329.l47l05US2
3	11-April-2006	PCT/US2006/l3443	Blood Monitoring Systems and Methods Thereof	92329.147105PCT
4	30-June-2006	PCT/US2006/26l05	Non-Invasive, Spectral, Glucose Monitoring Systems and Methods Thereof	92329.147205PCT
5	25-April-2006	11/380,063	Microneedle With Glucose Sensor and Methods Thereof	92329.147305US2
6	25-April-2006	PCT/US2006/l5356	Microneedle With Glucose Sensor and Methods Thereof	92329.147305PCT
7	11-July-2006	PCT/US2006/26774	Minimally Invasive Allergy Testing Systems and Methods Thereof	92329.l47805PCTl
8	11-July-2006	PCT/US2006/26734	Minimally Invasive Allergy Testing Systems and Methods Thereof	92329.147805PCT2
9		PCT/US2007/6l604	Minimally Invasive Allergy Testing with Coated Allergen
10			Allergy Testing Cartridge with Coated Allergens	92329.0l0l07PCT

In addition to the foregoing, the definition of “Patents” and “Patent Rights” shall also include:

(a)          All Improvements conceived or developed during the Due Diligence Phase;

(b)          Confidential or proprietary information and materials (i) owned by Infotonics or in which Infotonics has a legal interest and which Infotonics is free to disclose to SensiVida, and (ii) which were developed on or before the effective date of this Agreement (or with respect to Improvements which were conceived or developed during the Due Diligence Phase), and (iii) are related to and useful with the Patents or any Improvement conceived or developed during the Due Diligence Phase; and

(c)          any patents resulting from work done with funding from government agencies will have ownership rights dictated by the government agencies rules and provisions.

EXHIBIT B

SERVICES TO BE PROVIDED BY INFOTONICS DURING THE DUE DILIGENCE
PHASE

Infotonics shall provide the following “Incubation Services” to SensiVida during the Due Diligence Phase for the number of shares of Common Stock set forth below:

A.           Legal Document Package: Infotonics will assist the startup in the development of the initial corporate documents and will see to their completion at no cash expense to the startup, typically, the Articles of Incorporation, By-Laws, and the Shareholders’ Agreement.

Number of Shares:                         1,000

B.           Demonstration of Working Prototype: Infotonics will provide at least one working prototype demonstrating the licensed Technology.

Number of Shares:                         10,000

C.           Demonstration of Robust Manufacturing Process: Infotonics will demonstrate a working product with robust manufacturing process.

Number of Shares:                         4,000

D.           Employee Assistance: Infotonics will make Jose Mir or an appropriate equivalent employee available to SensiVida for up to seventy-five percent (75%) of his work time at reasonable times and frequencies as necessary for the purpose of assisting SensiVida to develop prototypes and “proof of concept” models of Licensed Products and provide additional employees as reasonably needed.

Number of Shares:                         1,000 for each employee in addition to Jose Mir or an appropriate equivalent employee spending more than 50% of his or her time working directly for SensiVida for one year.

E.           Space and other Physical Incubation Services: Infotonics will provide SensiVida the use of “incubation” space, equipment and certain other physical services (such as computer resources and computer networks) on its premises as approved by Infotonic’s management team.

Number of Shares:                         1,000 shares for space of approximately 400 square feet of office space and approximately 400 square feet of lab space including utilities and building and equipment services for one year.

F.            Freedom to Execute Assurance: Infotonics will provide a freedom to use or execute the licensed Technology with assurance that use of the licensed Technology will not knowingly infringe on other existing patents.

Number of Shares:                         2,000